====================================================================== Triumph Group, Inc. Executive Change in Control Severance Plan (Effective February 19, 2019) ======================================================================

Table of Contents

Article 1.	**Establishment and Term of the Plan**	**1**
1.1	Establishment of the Plan	1
1.2	Initial Term	1
1.3	Successive Periods	1
1.4	Change in Control Renewal	2
Article 2.	**Definitions**	**2**
Article 3.	**Severance Benefits**	**8**
3.1	Right to Severance Benefits	8
3.2	Description of Severance Benefits	9
3.3	Coordination with Release and Delay Required by Code Section 409A	10
3.4	Retirement Plans	11
3.5	Deductions from Severance Benefits	11
3.6	No Demotion	11
3.7	Timing and Method of Payment	11
Article 4.	**Sale of Business Unit**	**12**
Article 5.	**Covenants and Agreements**	**12**
5.1	Covenants	12
5.2	Assistance with Claims	12
Article 6.	**Certain Change in Control Payments**	**13**
Article 7.	**Legal Fees and Notice**	**13**
7.1	Payment of Legal Fees	13
7.2	Notice	13
Article 8.	**Successors and Assignment**	**14**
8.1	Successors to the Company	14
8.2	Assignment by the Executive	14
Article 9.	**Plan Administration**	**14**
9.1	Plan Administrator	14
9.2	Records, Reporting and Disclosure	14
9.3	Discretion	14
Article 10.	**Miscellaneous**	**15**
10.1	Indemnification	15
10.2	Employment Status	15

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10.3 Code Section 409A ................................................................................................16 10.4 Entire Plan ..............................................................................................................17 10.5 Severability ............................................................................................................17 10.6 Tax Withholding ....................................................................................................17 10.7 Beneficiaries ..........................................................................................................17 10.8 Payment Obligation Absolute ................................................................................17 10.9 Contractual Rights to Benefits ...............................................................................17 10.10 Modification ...........................................................................................................17 10.11 Gender and Number ...............................................................................................18 10.12 Controlling Law .....................................................................................................18 DMEAST #33323645 v13 -ii-

TRIUMPH GROUP, INC. EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN Article 1. Establishment and Term of the Plan 1.1 Establishment of the Plan. Triumph Group, Inc. (the “Company”) hereby adopts this plan known as the “Triumph Group, Inc. Executive Change in Control Severance Plan” (the “Plan”). The Plan provides Severance Benefits (as defined below) to designated executive employees of the Company or its Subsidiaries or Affiliates (each an “Executive” and collectively the “Executives”) upon certain terminations of employment from the Employer (as defined below) in connection with a Change in Control of the Company. The Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders. In this connection, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control may arise and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. Accordingly, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management to their assigned duties without distraction in circumstances arising from the possibility of a Change in Control of the Company. The Plan is not intended to be an “employee pension benefit plan” or “pension plan” within the meaning of Section 3(2) of ERISA. Rather, the Plan is intended to be a “welfare benefit plan” within the meaning of Section 3(1) of ERISA and to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at 29 CFR § 2510.3-2(b). In the event that the Plan does not meet the requirements of a “severance pay plan” as described above, then the Plan is intended to be “a plan which is unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. No employee contributions are required or permitted. 1.2 Initial Term. This Plan commenced on February 19, 2019 (the “Effective Date”) and shall continue for a period of three (3) years (the “Initial Term”). 1.3 Successive Periods. The term of this Plan shall automatically be extended for one (1) additional year at the end of the Initial Term, and then again after each successive one (1) year period thereafter (each such one (1) year period following the Initial Term is referred to as a “Successive Period”). However, the Plan Administrator may terminate this Plan at the end of the Initial Term, or at the end of any Successive Period thereafter, by giving the Executives written notice of intent to terminate the Plan, delivered at least six (6) months prior to the end of such Initial Term or Successive Period (such date, the “Notice Deadline”); provided however that the Company may not give such notice at any time when the Company is a party to an agreement which, if consummated, would result in a Change in Control. If such notice is properly delivered 1 by the Company, this Plan shall automatically expire at the end of the Initial Term or Successive Period then in progress. 1.4 Change in Control Renewal. Notwithstanding the provisions of Section 1.3, in the event that a Change in Control of the Company occurs during the Initial Term or any Successive Period, upon the effective date of such Change in Control, the term of this Plan shall automatically and irrevocably be renewed for a period of two (2) years from the effective date of such Change in Control. This Plan shall thereafter automatically terminate following such two (2) year Change in Control renewal period; provided that such termination shall not affect or diminish the rights of Executives who become entitled to benefits or payments under this Plan prior to such termination. Article 2. Definitions Whenever used in this Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized. (a) “Accountants” has the meaning set forth in Article 6. (b) “Affiliate” means any entity that is, directly or indirectly, controlled by, under common control with or controlling the Company or any entity in which the Company has a significant ownership interest as determined by the Committee. (c) “Band 5 Executives” means the Band 5 Executives who may be set forth on Exhibit A to this Plan from time to time. For purposes of this definition, if an Executive is included on Exhibit A immediately prior to the Change in Control Period, such Executive shall be eligible for Severance Benefits. (d) “Band 6 Executives” means those employees of an Employer designated as an Executive Vice President and each such other employee designated as Band 6 in the Employer’s human resources information system, in each case immediately prior to the Change in Control Period. (e) “Base Salary” means the greater of the Executive’s annual rate of salary, whether or not deferred, at: (i) the Effective Date of Termination or (ii) at the date of the Change in Control. (f) “Beneficiary” means the persons or entities designated or deemed designated by the Executive pursuant to Section 10.7. (g) “Board” means the Board of Directors of the Company. (h) “Cause” has the meaning set forth in the applicable Executive’s employment or similar agreement with the Employer or, if no such agreement is in effect, means (i) the willful and continued failure by the Executive (other than any such failure resulting from (A) the Executive’s incapacity due to physical or mental illness or (B) any such actual or anticipated failure after the issuance of a Notice of Termination by the Executive for Good Reason) to perform substantially the DMEAST #33323645 v13 -2-

duties and responsibilities of the Executive’s position with the Employer; provided, however, that a termination of employment shall not be deemed to be for Cause under this clause (i) unless (I) the Employer has delivered to the Executive written notice specifically identifying the manner in which the Executive has not substantially performed such duties or responsibilities and states an intent to terminate the Executive’s employment for Cause within ninety (90) days of the latest such underlying action (or failure to act), (II) the Executive fails to cure such Cause event or events within thirty (30) days after his or her receipt of such written notice and (III) the Employer delivers to the Executive a notice of termination of employment for Cause within thirty (30) days after the expiration of the 30-day cure period; (ii) the conviction of the Executive by a court of competent jurisdiction or a plea of nolo contendere for felony criminal conduct or a crime involving moral turpitude; or (iii) the willful engaging by the Executive in fraud or dishonesty which is injurious to the Company or its reputation, monetarily or otherwise. No act, or failure to act, on the Executive’s part shall be deemed “willful” unless committed or omitted by the Executive in bad faith and without reasonable belief that the Executive’s act or failure to act was in, or not opposed to, the best interest of the Company. It is also expressly understood that the Executive’s attention to matters not directly related to the business of the Employer shall not provide a basis for termination for Cause so long as the Board has approved the Executive’s engagement in such activities. (i) “CEO” means the Chief Executive Officer of the Company. (j) “Change in Control” means any of the following: (i) Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliated entity or (iv) any acquisition pursuant to a transaction that complies with (iii)(A), (iii)(B) and (iii)(C) of this definition; (ii) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be DMEAST #33323645 v13 -3-

considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs in connection with or as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; (iii) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non- corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body, as the case may be), of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non- corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board of Directors providing for such Business Combination; or (iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company. DMEAST #33323645 v13 -4-

(k) “Change in Control Period” means the time period that begins six (6) months immediately prior to, and continues until the elapse of twenty-four (24) months immediately following a Change in Control of the Company. (l) “Code” means the United States Internal Revenue Code of 1986, as amended, and any successors thereto, and the regulations thereunder. (m) “Company” means Triumph Group, Inc., a Delaware corporation, or any successor thereto as provided in Section 8.1. The term “Company” shall include a subsidiary or affiliate of Triumph Group, Inc., including a Subsidiary or Affiliate of Triumph Group, Inc. by merger, consolidation or liquidation or purchase of assets or stock or similar transaction. (n) “Delay Period” shall have the meaning set forth in Section 3.3(b). (o) “Disability” means that the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months. Whether an Executive has a Disability shall be determined by the Plan Administrator. The Plan Administrator may rely on any determination that an Executive is disabled for purposes of benefits under any long-term disability plan maintained by the Employer in which an Executive participates. (p) “Effective Date” has the meaning set forth in Section 1.2. (q) “Effective Date of Termination” means the date on which a Qualifying Termination occurs, as defined hereunder, which triggers the payment of Severance Benefits hereunder. (r) “Employer” means the Company or any Subsidiary or Affiliate, as applicable. (s) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder. (t) “Exchange Act” means the Securities Exchange Act of 1934, as amended. (u) “Executive” has the meaning set forth in Section 1.1. (v) “General Severance Plan” means the Company’s Executive General Severance Plan, effective as of February 19, 2019, as may be amended and restated from time to time. (w) “Good Reason” for termination by the Executive of the Executive’s employment means the occurrence (without the Executive’s express written consent) after any Change in Control, of any one of the following acts by the Company or the Employer, or failures by the Company or the Employer to act, unless such act or DMEAST #33323645 v13 -5-

failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof: (i) a significant adverse change or diminution in the Executive’s authority, duties, responsibilities or reporting requirements as in effect immediately prior to the Change in Control Period or the assignment to the Executive of any duties or responsibilities which are inconsistent with such role or position(s) (including status, offices, titles, public company status and reporting requirements), or any removal of the Executive from, or any failure to reappoint or reelect the Executive to, such position(s); (ii) a reduction of more than ten percent (10%) in the Executive’s total annual target compensation (as compared to the Executive’s total annual target compensation immediately prior to the Change in Control), other than pursuant to an across-the-board reduction in total annual target compensation which applies to all similarly situated executives of the Company and any acquirer (and defining total annual target compensation for purposes of this definition as base salary and target annual cash incentive compensation (and not including equity or equity-based compensation)); (iii) a material reduction in the aggregate level of employee benefits offered to the Executive under any pension, life insurance, medical, health, accident and disability plans, or any retirement plan for which the Executive is eligible at the time of the Change in Control, compared with the aggregate level of employee benefits offered to the Executive under such plans immediately prior to the Change in Control; or (iv) the Company or the Employer requiring the Executive to be based at an office that is greater than 35 miles from where the Executive’s office is located immediately prior to the Change in Control except for required travel on the Employer’s business to an extent substantially consistent with the business travel obligations which the Executive undertook on behalf of the Employer prior to the Change in Control; provided, however, that the Executive’s termination of employment shall not be deemed to be for Good Reason unless (A) the Executive has delivered to the Employer written notice describing the occurrence of one or more Good Reason events within ninety (90) days of such occurrence, (B) the Employer fails to cure such Good Reason event or events within thirty (30) days after its receipt of such written notice and (C) the Executive delivers to the Employer a notice of termination of employment for Good Reason within thirty (30) days after the expiration of the 30-day cure period. (x) “Highest Annual Bonus” means the higher of (i) an Executive’s average annual bonus earned in each of the last three completed annual performance periods; and DMEAST #33323645 v13 -6-

(ii) the current target bonus opportunity in the fiscal year in which a Qualifying Termination occurs. (y) “Initial Term” has the meaning set forth in Section 1.2. (z) “Notice of Termination” means a written notice which shall indicate the specific termination provision in this Plan relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. (aa) “Parachute Payment Ratio” shall have the meaning set forth in Article 6. (bb) “Plan” shall have the meaning set forth in Section 1.1. (cc) “Plan Administrator” means the Triumph Group, Inc. Administrative Committee as delegated by the Board to administer the terms of this Plan. In the event any member of the Administrative Committee is entitled to Severance Benefits under this Plan, or makes a claim for benefits under this Plan, the remaining members of the Administrative Committee shall act of the Plan Administrator for purposes of administering the terms of the Plan with respect to such Executive. The Plan Administrator may delegate all or any portions of its authority under the Plan to any other Person(s). (dd) “Proceeding” has the meaning set forth in Section 5.2(a). (ee) “Qualified Plan” means, with respect to each Executive, the defined contribution plan that is intended to qualify under Section 401(a) of the Code in which the Executive is entitled to participate immediately prior to a Qualifying Termination. (ff) “Qualifying Termination” means, once a Change in Control actually occurs, if such event occurs within the Change in Control Period: (i) a termination of the Executive’s employment by the Employer other than a termination for Cause, death, or Disability that is, in any case, effected by a Notice of Termination delivered to the Executive by the Employer; or (ii) a termination of the Executive’s employment for Good Reason pursuant to a Notice of Termination delivered to the Employer by the Executive. (gg) “Release Effective Date” shall have the meaning set forth in Section 3.1(c). (hh) “Severance Benefits” means the Severance Benefits as provided in Article 3. (ii) “Severance Period” has the meaning set forth in Section 3.4. (jj) “Specified Employee” means any Executive described in Code Section 409A(a)(2)(B)(i). DMEAST #33323645 v13 -7-

(kk) “Subsidiary” means any company (other than the Company) in an unbroken chain of companies beginning with the Company, provided each company in the unbroken chain (other than the Company) owns, at the time of determination, stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other companies in such chain. (ll) “Successive Period” has the meaning set forth in Section 1.3. (mm) “Total Payments” has the meaning set forth in Article 6. Article 3. Severance Benefits 3.1 Right to Severance Benefits. (a) Severance Benefits. The Executive shall be entitled to receive from the Company Severance Benefits, as described in Section 3.2 and summarized on Exhibit B attached hereto, if the Executive is the CEO, a Band 6 Executive or a Band 5 Executive and a Qualifying Termination of the Executive’s employment has occurred within the Change in Control Period. (b) No Severance Benefits. The Executive shall not be entitled to receive Severance Benefits if the Executive’s employment with the Employer ends for reasons other than a Qualifying Termination. (c) General Release. As a condition to receiving Severance Benefits (other than under Section 3.2(a)), the Executive shall be obligated to execute a separation and release agreement in favor of the Company, its current and former Subsidiaries, Affiliates and stockholders, and the current and former directors, officers, employees, and agents of the Company and such Subsidiaries and Affiliates substantially in the form attached to this Plan as Exhibit C, and any revocation period for such release must have expired, in each case within sixty (60) days of the date of termination. The date upon which the executed release is no longer subject to revocation shall be referred to herein as the “Release Effective Date”. Any payments under Section 3.2 shall commence only after the Release Effective Date, and in the manner provided in Section 3.3 and Section 3.7. (d) No Duplication of Severance Benefits. Notwithstanding anything to the contrary in this Plan, an Executive who receives Severance Benefits under this Plan shall not be entitled to receive severance benefits under the General Severance Plan or any other plan or agreement of the Company or any of its Subsidiaries or Affiliates. If an Executive becomes entitled to Severance Benefits under this Plan while receiving severance benefits under the General Severance Plan or any other plan or agreement of the Company or any of its Subsidiaries or Affiliates, then the severance benefits under such other plan or agreement will cease and the Severance Benefits due to the Executive under this Plan will be reduced by such other severance benefits previously paid to the Executive. DMEAST #33323645 v13 -8-

3.2 Description of Severance Benefits. In the event the Executive becomes entitled to receive Severance Benefits as provided in Section 3.1, the Company shall provide the Executive with the following: (a) an amount equal to the Executive’s unpaid Base Salary and unreimbursed business expenses, which amounts shall be paid promptly after the Effective Date of Termination whether or not the Executive executes a release required by Section 3.1(c), and, subject to Section 3.1(d), vested amounts owed to the Executive under any other plan or agreement of the Company, which will be payable in accordance with the terms of such plan or agreement; (b) an amount equal to: (i) two (2) for the CEO; (ii) one and one-half (1.5) for Band 6 Executives; and (iii) one (1) for Band 5 Executives; times the sum of the following: (A) the Executive’s Base Salary and (B) the Executive’s Highest Annual Bonus; (c) an amount equal to the Executive’s annual target bonus opportunity in the fiscal year in which a Qualifying Termination occurs, pro-rated for the portion of the fiscal year elapsing prior to the Qualifying Termination, less any bonus paid to the Executive with respect to the same fiscal year in connection with the occurrence of a Change in Control under the Company’s Executive Cash Incentive Compensation Plan, effective April 1, 2018, or any successor plan; (d) an amount equal to: (i) $50,000 for the CEO; (ii) $20,000 for Band 6 Executives; and (iii) $5,000 for Band 5 Executives as a stipend with which the Executive may procure outplacement services; (e) acceleration and vesting, or lapse of forfeiture restrictions, as applicable, of all unvested equity or equity-based awards or equity or equity-based awards subject to forfeiture restrictions, whether annual awards, special, one-time or inducement awards, made to the Executive prior to the Effective Date of Termination, with any performance-based awards vesting based upon an assumed achievement of all relevant performance goals at target performance goal achievement as of the Effective Date of Termination; DMEAST #33323645 v13 -9-

(f) payment on the Executive’s behalf of all of the Executive’s cost to participate in COBRA medical and dental continuation coverage for: (i) twenty-four (24) months following the CEO’s Effective Date of Termination for the CEO; (ii) eighteen (18) months following the Executive’s Effective Date of Termination for Band 6 Executives; and (iii) twelve (12) months following the Executive’s Effective Date of Termination for Band 5 Executives; provided that notwithstanding the above, if such payments would result in discrimination under any tax law, then the Company shall pay such monthly premiums as additional taxable compensation to the Executive. For purposes of enforcing this offset provision, the Executive shall have a duty to keep the Company informed as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment, and shall provide, or cause to be provided, to the Company in writing correct, complete, and timely information concerning the same; and (g) an amount equal to the total amount through the Severance Period that the Executive would have received under the Qualified Plan as a company match if the Executive had participated in such plan (applying the maximum statutory contribution limits in effect on the Executive’s Effective Date of Termination). 3.3 Coordination with Release and Delay Required by Code Section 409A. (a) To the maximum extent possible, all amounts payable hereunder are intended to be exempt from the requirements of Code Section 409A and this Plan shall be construed and administered in accordance with such intention. To the extent any continuing benefit (or reimbursement thereof) to be provided is not “deferred compensation” for purposes of Code Section 409A, then such benefit shall commence or be made immediately after the Release Effective Date (if applicable). To the extent any continuing benefit (or reimbursement thereof) to be provided is “deferred compensation” for purposes of Code Section 409A, then to the extent necessary to prevent the imposition of taxes or penalties under Code Section 409A such benefits shall be reimbursed or commence upon the earliest later date as may be required in order to comply with the requirements of Code Section 409A. The delayed benefits shall in any event expire at the time such benefits would have expired had the benefits commenced immediately upon Executive’s termination of employment. (b) Notwithstanding any other payment schedule provided herein to the contrary, if the Executive is deemed on the date of termination to be a Specified Employee, then, once the release required by Section 3.1(c) is executed and delivered and no longer subject to revocation, any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from DMEAST #33323645 v13 -10-

service” shall be made on the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 3.3(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Executive in a lump sum, and any remaining payments due under this Plan shall be paid or provided in accordance with the normal payment dates specified for them herein. 3.4 Retirement Plans. The provisions of any applicable qualified and/or non- qualified defined contribution or defined benefit plan maintained by the Company or the Employer pursuant to which an Executive is eligible to participate, shall control with respect to any recognition of service during any period in which the Executive is receiving Severance Benefits (the “Severance Period”) and the eligibility for benefits before, during and after the Severance Period. 3.5 Deductions from Severance Benefits. The Plan Administrator reserves the right to make deductions in accordance with applicable law for any monies owed to the Company or an Employer by the Executive or the value of Company property that the Executive has retained in Executive’s possession, e.g., if an Executive (a) retained a company laptop or other property, or (b) used Executive’s corporate card for unauthorized personal purchases; provided that no such deductions shall be made with respect to terminations occurring on, or during the two year period following, a Change in Control. To the extent applicable, any such deduction from Severance Benefits shall be made in compliance with Code Section 409A. To the maximum extent allowed by applicable law, through execution of a release required by Section 3.1(c) (which is a pre-condition to receipt of severance benefits hereunder), an Executive shall consent to, and otherwise authorize, such deductions in writing. 3.6 No Demotion. For the avoidance of doubt, the Band of each Executive immediately prior to the commencement of the Change in Control Period shall determine the Severance Benefits to be paid hereunder on a Qualifying Termination, and no demotion of the Executive during the Change in Control Period shall impact such Severance Benefits; provided, however, if the Executive is promoted to a higher Band during the Change in Control Period and has a Qualifying Termination after such promotion, the Severance Benefits shall be paid at such promoted Band. 3.7 Timing and Method of Payment. Subject to Section 10.3: (a) Severance Benefits. Subject to Article 6, the Severance Benefits set forth in Section 3.2(b), 3.2(c), 3.2(d), 3.2(e) and 3.2(g) shall be paid in a lump sum, less withholding for all applicable Federal, state and local taxes and other applicable withholdings and deductions, no later than sixty (60) days after the Executive’s Termination Date (provided that, with respect to Section 3.2(e), to the extent necessary to prevent the imposition of taxes or penalties under Code Section 409A, such Severance Benefits shall be paid on the date(s) the awards would have been paid absent the Qualifying Termination), subject to the Executive’s DMEAST #33323645 v13 -11-

execution of a Release and, if applicable, the expiration of any revocation period for such Release within such 60-day period. Severance Benefits set forth in Section 3.2(f) shall be paid in accordance with the Company’s standard policies and practices, subject to the Executive’s execution of a Release and, if applicable, the expiration of any revocation period for such Release within such 60-day period. (b) General Rules. Interest will not be credited on any unpaid Severance Benefit due to an Executive. Payment(s) shall be made by direct deposit or by mailing to the last address provided by the Executive to the Company or Employer or such other reasonable method as determined by the Plan Administrator. Article 4. Sale of Business Unit An Executive shall not be deemed to have terminated employment hereunder merely because the Company sells the division, subsidiary or other business unit by which the Executive is employed if the purchaser assumes the Plan with respect to such Executive. Article 5. Covenants and Agreements 5.1 Covenants. This Plan shall have no effect on the validity or enforceability by the Company or its Subsidiaries or Affiliates of any and all confidentiality, assignment of inventions, non-solicitation, non-competition, non-disparagement and cooperation covenants of the Executive made under any other plan, agreement or other instruments between the Executive and the Company or one of its Subsidiaries or Affiliates. Any such covenants shall remain in full force and effect for the time period(s) set forth in such other plan, agreement or instrument, or if no time period is so set forth, perpetually. 5.2 Assistance with Claims. (a) Each Executive agrees, that, during and after the Executive’s employment by the Company or Employer, the Executive shall assist the Company, on a reasonable basis, in the defense of any claims or potential claims that may be made or threatened to be made against it in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (“Proceeding”) and shall assist the Company in the prosecution of any claims that may be made by the Company in any Proceeding, to the extent that such claims may relate to the Executive’s services. (b) Each Executive agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims. (c) Each Executive also agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to assist in any investigation (whether governmental or private) of the Company or its Subsidiaries (or its actions), regardless of whether a lawsuit has then been filed against the Company or its Subsidiaries with respect to such investigation. DMEAST #33323645 v13 -12-

Article 6. Certain Change in Control Payments Notwithstanding any provision of the Plan to the contrary, if any payments or benefits an Executive would receive from the Company or Employer under the Plan or otherwise in connection with the Change in Control (the “Total Payments”) (a) constitute “parachute payments” within the meaning of Code Section 280G, and (b) but for this Article 6, would be subject to the excise tax imposed by Code Section 4999, then such Executive will be entitled to receive either (i) the full amount of the Total Payments or (ii) a portion of the Total Payments having a value equal to One Dollar ($1) less than three (3) times such individual’s “base amount” (as such term is defined in Code Section 280G(b)(3)(A)), whichever of (i) and (ii), after taking into account applicable Federal, state, local income and employment taxes and the excise tax imposed by Code Section 4999, results in the receipt by such employee on an after-tax basis, of the greatest portion of the Total Payments. Any determination required under this Article 6 shall be made in writing by the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Code Section 280G(b)(2)) or tax counsel selected by such accountants (the “Accountants”), whose determination shall be conclusive and binding for all purposes upon the applicable Executive and the Company. For purposes of making the calculations required by this Article 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Code Sections 280G and 4999. If there is a reduction pursuant to this Article 6 of the Total Payments to be delivered to the applicable Executive, the payment reduction contemplated by the preceding sentence shall be implemented by determining the Parachute Payment Ratio (as defined below) for each “parachute payment” and then reducing the “parachute payments” in order beginning with the “parachute payment” with the highest Parachute Payment Ratio. For “parachute payments” with the same Parachute Payment Ratio, such “parachute payments” shall be reduced based on the time of payment of such “parachute payments,” with amounts having later payment dates being reduced first. For “parachute payments” with the same Parachute Payment Ratio and the same time of payment, such “parachute payments” shall be reduced on a pro rata basis (but not below zero) prior to reducing “parachute payments” with a lower Parachute Payment Ratio. For purposes hereof, the term “Parachute Payment Ratio” shall mean a fraction the numerator of which is the value of the applicable “parachute payment” for purposes of Code Section 280G and the denominator of which is the actual present value of such payment. Article 7. Legal Fees and Notice 7.1 Payment of Legal Fees. In the event of a dispute arising under the Plan following a Change in Control, the Company shall reimburse an Executive for costs of litigation or other disputes including, without limitation, reasonable attorneys’ fees incurred by the Executive in reasonably asserting any claims or defenses under this Plan. With respect to other disputes, each party shall bear their own costs. 7.2 Notice. Any notices, requests, demands, or other communications provided for by this Plan shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address Executive has filed in writing with the Company or Employer or, in the case of the Company, at the address set forth in Section 9.1. DMEAST #33323645 v13 -13-

Article 8. Successors and Assignment 8.1 Successors to the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) of all or a significant portion of the assets of the Company by agreement to expressly assume and agree to perform under this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The terms of this Plan shall be binding upon any successor in accordance with the operation of law and such successor shall be deemed the “Company” or the “Employer” for purposes of this Plan. 8.2 Assignment by the Executive. This Plan shall inure to the benefit of and be enforceable by each Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If an Executive dies while any amount would still be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the Executive’s Beneficiary. If an Executive has not named a Beneficiary, then such amounts shall be paid to the Executive in accordance with the Company’s regular payroll practices or to the Executive’s estate, as applicable. Article 9. Plan Administration 9.1 Plan Administrator. The Plan Administrator shall be the “administrator” within the meaning of Section 3(16) of ERISA and shall have all the responsibilities and duties contained therein. The Plan Administrator can be contacted at the following address: c/o Triumph Group, Inc. 899 Cassatt Road, Suite 210 Berwyn, PA 19312 Attn: Senior Vice President, Human Resources 9.2 Records, Reporting and Disclosure. The Plan Administrator shall keep a copy of all records relating to the payment of Severance Benefits to Executives and former Executives and all other records necessary for the proper operation of the Plan. All Plan records shall be made available to the Company and to each Executive for examination during business hours except that an Executive shall examine only such records as pertain exclusively to the examining Executive and to the Plan. The Plan Administrator shall prepare and shall file as required by law or regulation all reports, forms, documents and other items required by ERISA, the Code, and every other relevant statute, each as amended, and all regulations thereunder (except that the Company, as payor of the Severance Benefits, shall prepare and distribute to the proper recipients all forms relating to withholding of income or wage taxes, Social Security taxes, and other amounts that may be similarly reportable). 9.3 Discretion. Any decisions, actions or interpretations to be made under the Plan by the Plan Administrator shall be made in its sole and absolute discretion, subject to the terms of the Plan and applicable law, and need not be uniformly applied and such decisions, actions or DMEAST #33323645 v13 -14-

interpretations shall be final, binding and conclusive upon all parties, with respect to denied claims for Severance Benefits. Not in limitation, but in amplification of the foregoing and of the authority conferred upon the Plan Administrator, the Company specifically intends that the Plan Administrator and its duly authorized delegates have the greatest permissible discretion to construe the terms of the Plan and to determine all questions concerning eligibility, participation, and benefits. The decisions by the Plan Administrator or any delegates shall be conclusive and binding, and any interpretation, determination, or other action by them is intended to be subject to the most deferential standard of review. Such standard of review is not to be affected by any real or alleged conflict of interest on the part of the Plan Administrator or its delegates. In addition to the duties and powers described hereunder and elsewhere in this Plan, the Plan Administrator or its delegate is specifically given the discretionary authority and such powers as are necessary for the proper administration of the Plan, including, but not limited to, the following: (i) to resolve ambiguities or inconsistencies; (ii) to supply omissions and the like; (iii) to make determinations, grants, or denials of the amount, manner, and time of payment of any Severance Benefits under the terms of the Plan; (iv) to authorize its agents or delegates to execute or deliver any instrument or make payments on the Plan Administrator’s behalf or with respect to the Plan; (v) to select and retain counsel, service providers and vendors, employ agents, and provide for such clerical, accounting, actuarial, legal, consulting and/or claims processing services as it deems necessary or desirable to assist the Plan Administrator in the administration of the Plan; (vi) to prepare and distribute, in such manner as the Plan Administrator determines to be appropriate, summary plan descriptions and other information explaining the Plan; (vii) to furnish the Company, upon request, such annual reports with respect to the administration of the Plan as the Plan Administrator deems reasonable and appropriate; (viii) to receive, review and keep on file, as the Plan Administrator deems necessary or appropriate, reports of Plan payments and reports of disbursements for expenses; and (ix) in general to decide and/or settle questions and disputes, and all such authorizations, interpretations, determinations, decisions and settlements shall be final and binding for purposes of the Plan. Notwithstanding any of the foregoing, if a dispute arises with respect to the payment of Severance Benefits after a Change in Control, the standard of review shall be de novo in any court proceeding. Article 10. Miscellaneous 10.1 Indemnification. To the maximum extent permitted by law, all employees, officers, directors, agents and representatives of the Company shall be indemnified by the Company and held harmless against any claims and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan, whether as a member of the Committee or otherwise, except to the extent that such claims arise from gross negligence, willful neglect, or willful misconduct. 10.2 Employment Status. Except as may be provided under any other agreement between the Executive and the Company or Employer, the employment of any Executive by the Company or Employer is “at will” and may be terminated by either the Executive or the Company or Employer at any time, subject to applicable law. DMEAST #33323645 v13 -15-

10.3 Code Section 409A. Notwithstanding anything herein to the contrary, if and only to the extent necessary to prevent the imposition of taxes or penalties under Code Section 409A: (a) All expenses or other reimbursements or in-kind benefits under this Plan shall be paid or provided on or prior to the last day of the taxable year following the taxable year in which such expenses or in-kind benefits were incurred by the Executive, and no such reimbursement or in-kind benefits in any taxable year shall in any way affect the reimbursement or in-kind benefits in any other taxable year or subject to exchange for cash or other taxable amount. (b) The Executive’s right to receive any installment payment pursuant to this Plan shall be treated as a right to receive a series of separate and distinct payments. (c) Whenever a payment under this Plan specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. (d) A Qualifying Termination shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits upon or following a Qualifying Termination unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Plan, references to a “Qualifying Termination,” “termination of employment” or like terms shall mean “separation from service.” (e) The Severance Benefits payable pursuant to Section 3.2(b), to the extent not in excess of the amount that an Executive would have received as severance benefits under any other plan or agreement of the Company or any of its Subsidiaries or Affiliates had such plan or arrangement been applicable, shall be paid at the time and in the manner provided by such plan or arrangement and the remainder shall be paid to the Executive in accordance with this Plan. (f) A Change in Control shall not be deemed to have occurred for purposes of any provision of this Plan unless such Change in Control also constitutes a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company under Code Section 409A. (g) No payment will be subject to offset unless otherwise permitted by Code Section 409A. (h) Notwithstanding any provisions in this Plan to the contrary, whenever a payment under this Plan may be made upon the Release Effective Date, and the period in which the Executive could execute the release (along with its accompanying revocation period) crosses calendar years, no payments shall be made until the latter calendar year. DMEAST #33323645 v13 -16-

10.4 Entire Plan. This Plan supersedes any prior agreements or understandings, oral or written, between the parties hereto, with respect to the subject matter hereof, and constitutes the entire agreement of the parties with respect thereto. Without limiting the generality of the foregoing sentence, this Plan completely supersedes any and all severance benefits under any prior employment agreements entered into by and between the Company or Employer and the Executive, and all amendments thereto, in their entirety. Notwithstanding the foregoing, if the Executive has entered into any agreements or commitments with the Company with regard to Confidential Information, noncompetition, nonsolicitation, or nondisparagement, such agreements or commitments will remain valid and will be read in harmony with this Plan to provide maximum protection to the Company. 10.5 Severability. In the event that any provision or portion of this Plan shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Plan shall be unaffected thereby and shall remain in full force and effect. 10.6 Tax Withholding. The Company or Employer may withhold from any benefits payable under this Plan all Federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling. 10.7 Beneficiaries. The Executive may designate one (1) or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Plan. Such designation must be in the form of a signed writing acceptable to the Board or the Board’s designee. The Executive may make or change such designation at any time. 10.8 Payment Obligation Absolute. Except as provided in Section 3.5, the Company’s obligation to make the payments provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else. The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Plan, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Plan. 10.9 Contractual Rights to Benefits. This Plan establishes and vests in the Executives a contractual right to the benefits to which Executive is entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder. 10.10 Modification. The Plan may be amended or terminated by the Board in any manner and at any time, provided (a) that the termination of the Plan shall be subject to the provisions of Section 1.3 and Section 1.4 and (b) no termination or amendment of the Plan will be permitted during (i) any period when the Company is party to an Agreement which, if consummated, would result in a Change in Control or (ii) during the two year period immediately following a Change in Control, in either case to the extent such amendment adversely alters or impairs any rights or obligations of an Executive under the Plan. DMEAST #33323645 v13 -17-

10.11 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural. 10.12 Controlling Law. This Plan shall be construed and enforced according to the laws of the Commonwealth of Pennsylvania (without reference to principles or provisions governing conflicts of laws) to the extent not preempted or superseded by Federal laws of the United States. Any provision of this Plan that is determined by a court to be in conflict with any applicable Federal or State laws shall be deemed amended by this paragraph to conform to the minimum requirements of such laws, except to the extent they are preempted by ERISA. IN WITNESS WHEREOF, the Company has executed this Plan effective as of the Effective Date. TRIUMPH GROUP, INC. Name: Daniel J. Crowley Title: President and Chief Executive Officer DMEAST #33323645 v13 -18-

Exhibit A Band 5 Executives (on file with the Company)

Exhibit B Benefits Summary This summary describes the payments and benefits offered to participants in the Triumph Group, Inc. Executive Change in Control Severance Plan (the “Plan”) upon a termination of employment without “Cause” or a resignation of employment for “Good Reason” (each term as defined in the Plan) in each case within 6 months prior to or 24 months after a Change in Control (as defined in the Plan) and subject to each participant’s execution and non-revocation of a general release and waiver. This description is intended only as a summary and is qualified in its entirety by reference to the full text of the Plan. In the event of any conflict between this summary and the Plan, the Plan shall control. CEO Band 6 Executives Band 5 Executives Salary/Bonus Severance Base Salary 2.0x 1.5x 1.0x Highest Annual Bonus1 2.0x 1.5x 1.0x Current Year Bonus Prorated @ target Prorated @ target Prorated @ target Equity Time-Based and Cash Full acceleration Full acceleration Full acceleration LTI Performance-Based Full acceleration @ Full acceleration @ Full acceleration @ target target target Other Benefits Continuation 24 months 18 months 12 months Outplacement $50,000 stipend $20,000 stipend $5,000 stipend 401(k) Plan Payment equal to Payment equal to Payment equal to 2.0x maximum 1.5x maximum 1.0x maximum annual company annual company annual company 401(k) contribution 401(k) contribution 401(k) contribution match match match 1 “Highest Annual Bonus” means the higher of (i) an Executive’s average annual bonus earned in each of the last three completed annual performance periods; and (ii) the current target bonus opportunity in the fiscal year in which a Qualifying Termination occurs.

Exhibit C Form of Release (see attached)

DATE, 2019 This Release of Claims (the “Release of Claims”) is entered into by [_______] (“you”) for and in consideration of the payments and benefits granted to you pursuant to the Executive Change in Control Severance Plan (the “Plan”, and such benefits, the “Severance Benefits”) with such payments and benefits to be made or conveyed to you as set forth therein. 1. Release You, for and on behalf of yourself and your executors, administrators, successors and assigns (collectively, “Releasors”), voluntarily, knowingly and willingly RELEASE, DISCHARGE AND HOLD HARMLESS FOREVER, Triumph Group Inc. (the “Company”), together with its past and present parents, subsidiaries and affiliates, together with each of their respective owners, investors, members, officers, directors, partners, employees, agents, representatives and attorneys, and each of their respective affiliates, estates, predecessors, successors and assigns (each a “Released Party” collectively, the “Released Parties”) from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected (collectively, “Claims”) which you or any other Releasor ever had, now has or may hereafter claim to have by reason of any matter, cause of thing whatsoever: (i) arising from the beginning of time through the date upon which you sign this Release of Claims, including, but not limited to, (A) any such Claims relating in any way to your employment relationship with the Company or with any of the other Released Parties, and (B) any such Claims arising under any federal, state or local statute or regulation, including, without limitation, Title VII of Civil Rights Act of 1964, as amended (Title VII), the Fair Labor Standards Act (FLSA), the Americans With Disabilities Act (ADA), the Employee Retirement Income Security Act (ERISA), the Equal Pay Act (EPA), the Rehabilitation Act of 1973, the Family and Medical Leave Act (FMLA), the National Labor Relations Act (NLRA), the Labor Management Relations Act (LMRA), the Worker Adjustment and Retraining Notification Act (WARN), the Age Discrimination in Employment Act (ADEA), the Older Workers Benefit Protection Act of 1990 (OWBPA), the Occupational and Safety Health Act (OSHA), the Genetic Information Nondiscrimination Act of 2008 (GINA), the Uniformed Services Employment and Re-employment Rights Act (USERRA); Executive Orders 11246 and 11141; the False Claims Act (including the qui tam provision thereof); the Consolidated Omnibus Budget Reconciliation Act of 1986 (COBRA); The Dodd- Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank); the Electronic Communications Privacy Act of 1986 (including the Stored Communications Act); and/or any other federal, state or local statute, regulation or other common law that may be legally waived and released; (ii) relating to wrongful termination of employment; or (iii) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company or any other Released Party and you. 2. Notwithstanding the foregoing, nothing contained in Section 1 shall in any way diminish or impair: (i) any rights you may have to payments under the Plan; (ii) any rights you may have to vested benefits under employee benefit plans; (iii) your rights as expressly set forth in this Release of Claims; or (iv) any Claims you may have that cannot be waived under applicable law.

3. Employee Acknowledgement You acknowledge and agree that the release of claims under the ADEA is subject to special waiver protections under 29 U.S.C. § 626(f). In accordance with that section, you specifically agree that you are knowingly and voluntarily releasing and waiving any rights or claims of discrimination under the ADEA. By signing this Release of Claims, you acknowledge and agree that: (a). the Company has advised you, and hereby advises you, in writing, that you should consult with an attorney of your own choosing prior to signing this Release of Claims, and you have consulted with, or have had sufficient opportunity to consult with, an attorney of your own choosing regarding the terms of this Release of Claims; (b). you have knowingly and voluntarily entered into this Release of Claims, and you are not relying upon any representation or statement made by the Company or any employee or other person on behalf of the Company with regard to the subject matter, meaning or effect of this Release of Claims and no statements made by the Company have in any way unduly coerced or influenced you to execute this Release of Claims; (c). you have read this Release of Claims, it has been written in a manner that is easy to understand, and you fully understand its terms; (d). except as provided in this Release of Claims, you have no right or claim, contractual or otherwise, to any or all of the payments or benefits described in Section 3.2 of the Plan; (e). this Release of Claims does not reflect an admission by the Company of any liability or wrongdoing; (f). pursuant to Section 3.5 of the Plan, you hereby authorize the Company to make deductions in accordance with applicable law for any monies owed to the Company or an Employer by you or for the value of Company property that you have retained in your possession; (g). you have had at least [twenty-one (21)] OR [forty-five (45)] calendar days to consider the terms of this Release of Claims (including the release of claims set forth in Section 1) and whether or not you should sign it; (h). you may execute this Release of Claims prior to the expiration of the twenty-one [(21) calendar day] OR [forty-five (45)] period (but in no event prior to the date your employment with the Company terminates for any reason (the “Separation Date”)), provided that, if you execute this Release of Claims prior to the expiration of the [twenty-one (21)] OR [forty-five (45)] calendar day consideration period, you knowingly and voluntarily waive your right to consider this Release of Claims for the full [twenty-one (21)] OR [forty-five (45)] calendar days; (i). you must sign and return this Release of Claims to the Human Resources Department within [twenty-one (21)] OR [forty-five (45)] calendar days after your receipt of this Release of Claims (but in no event prior to the Separation Date);

(j). changes made to this Release of Claims, whether material or immaterial, will not re-start the running of the [twenty-one (21)] OR [forty-five (45)] calendar day period; and (k). once signed, you have the right to revoke your execution of this Release of Claims by delivering a notice of revocation in writing to the Human Resources Department by mail, personal delivery, or facsimile within seven (7) calendar days of your signing this Release of Claims, and this Release of Claims shall not become effective or enforceable until the eighth (8th) calendar day after it is signed by you and has not been revoked. 4. Restrictive Covenants; Remedies You acknowledge and agree that you have read and understood the restrictive covenant obligations and remedy provisions set forth in Exhibit D of the Plan (the “Restrictive Covenants”). You understand and agree that the Restrictive Covenants (a) are necessary and essential to protect the Company’s confidential information and other legitimate business interests, including the goodwill and relationships the Company has developed with its customers and employees; (b) are reasonable in duration and scope; (c) do not unduly oppress or restrict your ability to earn a livelihood in your chosen profession; (d) are not an undue restraint on trade or a violation of any public interests that may be involved; and (e) are entered into in exchange for good and valuable consideration (including, without limitation, the Severance Benefits). By executing this Release of Claims, you agree to be bound by the Restrictive Covenants, which are hereby incorporated by reference as if fully set forth herein. 5. Reformation and Severability If any one or more of the provisions contained in this Release of Claims shall be held to be excessively broad as to duration, activity or subject, it is the desire of you and the Company that such provisions be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law and then fully enforced as so modified. In the event that any one or more of the provisions shall be held to be invalid, illegal or unenforceable, it is the desire of you and the Company that the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Each provision, paragraph or subparagraph of this Release of Claims is severable from all others and constitutes a separate and distinct covenant. 6. No Waiver A failure of any of the Released Parties to insist on strict compliance with any provision of this Release of Claims shall not be deemed a waiver of such provision or any other provision hereof. 7. Entire Agreement This Release of Claims, including the Restrictive Covenants, contains the entire agreement between the Company and you relating to the matters contained herein and amends, supersedes and restates all prior agreements and understandings, oral or written, between the Company and you with respect to the subject matter hereof. 8. Governing Law This Agreement shall be construed, administered, and enforced according to the laws of the Commonwealth of Pennsylvania, without regard to choice of law principles, and except as preempted by federal law.

Agreed to and accepted by the undersigned the day of ________________, ______. ___________________________ _____________________________ Employee Witness

Exhibit D Restrictive Covenant Obligations (see attached)

Restrictive Covenant Obligations 1. Acknowledgment: For purposes of this Exhibit D (this “Exhibit”), the term “Company” shall include Triumph Group, Inc. and any of its subsidiaries. Executive acknowledges that Executive has had access to the Company’s confidential information, customer information, customer and prospective customer relationships, employee relationships, vendor information/relationships, and other key business information and relationships that are integral to the Company’s ability to achieve its business goals and remain competitive. In order to protect these legitimate business interests, and in consideration for the payments and benefits provided in this Plan, Executive agrees to the following restrictions. 2. Definitions: (a). As used in this Exhibit, the term “Business” means the manufacturing, overhauling, repair, or sale of aerospace structures, systems, components, or accessories for commercial and military aircrafts; provided, however, that the term “Business” as defined herein is restricted to the manufacturing, overhauling, repair, or sale of aerospace structures, systems, components or accessories made available, or under development, by the Company to its customers at the time Executive executes this Exhibit. (b). As used in this Exhibit, “Confidential Information” means any and all information, observations and data of any sort (whether or not embodied in a tangible or intangible form) relating in any way to the Company or any of its parents, subsidiaries or affiliates, that is not generally known to the public and that is disclosed or otherwise revealed to Executive, or discovered or otherwise obtained by Executive, or of which Executive became aware, directly or indirectly, at any time during the course of Executive’s employment with, or service to, the Company. Confidential Information includes, but is not limited to, models, drawings, blueprints, memoranda, documents or records; information relating to research, manufacturing processes, bills of material, finance, accounting, sales, personnel management and operations; and information particularly relating to customer lists, price lists, customer service requirements, costs of providing service and equipment or pricing and equipment maintenance costs. Confidential Information does not include information that: (i) becomes available to the public through no wrongful action of Executive’s or anyone acting on Executive’s behalf; or (ii) is received from a third party without restriction and without breach of this Exhibit or any agreement which the third party may have with the Company. (c). As used in this Exhibit, the term “Restrictive Period” means the twelve (12) month period after the Separation Date. (d). As used in this Exhibit, the term “Restricted Geographic Area” means any state in which Executive performed services for the Company (including, without limitation, supervisory services), held supervisory or oversight responsibilities, or pertaining to which Executive received or otherwise hold Confidential Information. 3. Confidentiality: Executive acknowledges Executive’s continuing obligations under any agreements Executive has signed regarding post-employment duties of confidentiality, protection of trade secrets, inventions assignment, and/or non-solicitation/non-competition as if such obligations were fully set forth herein. Additionally, Executive agrees that Executive shall not at any time use, publish, disclose, or authorize anyone else to use, publish, or disclose any Confidential Information belonging or relating to the Company. 4. Non-Disparagement: Subject to Section 5 and Section 6, below, Executive agrees not to make, or induce anyone else to make, any false, disparaging or derogatory statements about the Company or any of the Released Parties, including, but not limited to, Triumph, its employees, its business practices, projects, clients, or services to any third party (whether orally or in writing). 5. Defend Trade Secrets Act: The Federal Defend Trade Secrets Act of 2016 provides immunity in certain circumstances to Company employees (defined as employees, contractors, and consultants) for limited disclosures of the Company’s trade secrets. Specifically, a Company employee, may disclose trade secrets: (a) in confidence, either directly or indirectly, to a federal, state, or local government official, either directly or indirectly, or to such employee’s attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law, or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, a Company employee who files a retaliation lawsuit for reporting a suspected violation of law may also use and disclose related trade secrets in the following manner: (x) the individual may disclose the trade secret to his/her attorney, and (y) the individual may use the information in a related court proceeding, as long as the individual files documents containing the trade secret under seal and does not otherwise disclose the trade secret except pursuant to court order. 6. Permitted Disclosures: Nothing in this Exhibit (including with respect to confidential information, and trade secrets) is intended to be or will be construed to prevent, impede, or interfere with Executive’s right to respond accurately and fully to any question, inquiry, or request for information regarding Executive’s employment with the Company when required by legal process by a federal, state or other legal authority, or from voluntarily initiating communications directly with, or responding to any inquiry from, or providing truthful testimony and information to, any federal, state, or other regulatory authority in the course of an investigation or proceeding authorized by law and carried out by such agency. Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive is not required to notify the Company that Executive has made such reports or disclosures. 7. Non-Competition: During the Restrictive Period Executive will not, anywhere in the Restricted Geographic Area, directly or indirectly participate in the ownership, management, operation, financing or control of, or be employed by, or consult for, or otherwise render services to (with or without compensation), any person, corporation, firm, or other entity that engages in, or is preparing to engage in, the Business; provided, however, that Executive may invest Executive’s funds in securities of an entity which engages in the Business if the securities of such entity are listed for trading on a registered securities exchange or actively traded in an over- the-counter market and Executive’s holdings represent less than one percent (1%) of the total number of outstanding shares or principal amount of the securities of such a person.

8. Non-Solicitation of Customers: During the Restrictive Period, Executive will not, on behalf of any other Business, directly or indirectly, solicit business from, or perform services for, or for the benefit of, any customer or account of the Company (a) with which Executive had direct or indirect contact, or (b) about which Executive has or had knowledge of Confidential Information, in each case, during the twenty-four (24) months immediately preceding the date Executive’s employment with the Company terminates for any reason (the “Separation Date”). 9. Non-Inducement and Non-Hire: During the Restrictive Period, Executive will not, directly or indirectly, solicit, hire, engage, attempt to solicit or hire or engage, or participate in any attempt to solicit or hire or engage, any person who, during the twenty-four (24) months immediately preceding the Separation Date, is or was an officer, employee, or consultant of the Company. 10. Injunctive Relief: Executive acknowledges that the restrictions contained in this Exhibit are necessary to protect the legitimate business interests of the Company and that Executive’s violation of any of the restrictions contained in this Exhibit would result in irreparable harm and injury to the Company, for which remedies at law will not be adequate. Accordingly, in the event of a breach or threatened breach by Executive of any of the provisions in this Exhibit, Executive agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. Executive acknowledges and agrees that such injunctive relief shall be in addition to, and not in lieu of, any legal remedies, other equitable remedies, monetary damages or other available forms of relief. 11. Company Property: Executive acknowledges and agrees that, as of the Separation Date, Executive will return to the Company all Company property and equipment in Executive’s possession or subject to Executive’s control, including, without limitation, all keys, badges, manuals, credit cards, engineering stamps, Company or customer data or documents (whether in electronic or paper form and including all copies), notes, lists, correspondence, software, laptops, phones, pagers, parking passes and any other property belonging to the Company. Executive further agrees that Executive will permanently delete any and all Company property which cannot be returned to the Company in its entirety, including any Company property stored on a personal cloud storage service. 12. Notification: Executive agrees that in the event Executive is offered to enter into an employment relationship with a third party at any time during the Restrictive Period, Executive shall immediately notify the Company in writing and otherwise advise said other third party of the existence of this Exhibit and shall immediately provide said person or entity with a copy of this Exhibit. 915604-NYCSR05A - MSW